Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

FOR IMMEDIATE RELEASE April 28, 2004	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES SECOND QUARTER RESULTS

St. Louis, Missouri, April 28, 2004 – Energizer Holdings, Inc, [NYSE: ENR], today announced results of its second quarter ended March 31, 2004. Net earnings for the quarter were $53.4 million, or $0.63 per diluted share, versus net earnings of $33.0 million, or $0.37 per diluted share, in the second fiscal quarter of 2003. The current quarter includes previously unrecognized tax benefits of $9.5 million, or $0.11 per share, and intellectual property rights income of $0.9 million after-tax, or $0.01 per share.

In total, the inclusion of Schick-Wilkinson Sword (SWS) results, net of incremental interest and integration expense, increased second quarter diluted earnings per share by $0.12, of which $0.04 related to foreign currency. Additionally, second quarter earnings included a benefit of $0.07 per diluted share due to the impact of foreign currency on the company’s battery business.

For the current quarter, sales increased 64% to $592.9 million and segment profit increased 51% to $90.3 million, primarily due to the acquisition of SWS on March 28, 2003 and higher international battery sales. General corporate and other expenses increased $12.4 million, and interest and other financing items increased $1.1 million.

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For the six months ended March 31, 2004, net earnings were $168.4 million, or $1.97 per diluted share, compared to net earnings of $119.4 million, or $1.33 per diluted share, in the same period last year. The current six months results include recognition of previously unrecognized tax benefits of $16.2 million, or $0.19 per share, and intellectual property rights income of $0.9 million, after tax, or $0.01 per share. Intellectual property rights income of $3.7 million, after tax, or $0.04 per share, is included in the six months ended March 31, 2003.

The inclusion of SWS results for the six months, net of incremental interest and integration expense, increased diluted earnings per share by $0.28, of which $0.07 related to benefits from foreign currency. In addition, the battery business included a benefit of $0.20 per diluted share from the impact of foreign currency.

For the six months ended March 31, 2004, sales increased $469.6 million, or 50%, and segment profit increased $79.5 million, or 40%, due to the SWS acquisition and higher battery sales. General corporate and other expenses increased $22.0 million, and interest and other financing items increased $2.3 million.

North America Battery

Net sales to customers for the second quarter in 2004 of $187.5 million decreased $6.7 million, or 3%, due to lower volumes of large cell size alkaline batteries and lighting products, partially offset by higher volume for all other products. Large cell size alkaline volume declined 34% and lights declined 26% as sales returned to normal levels, compared to significant increases last year prompted by terrorism and security concerns.

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In the U.S., retail alkaline category units declined an estimated 5% compared to the same quarter last year, while category value fell 9%. Retail consumption of Energizer’s alkaline products decreased an estimated 7% in units and 9% in value for the quarter. Energizer estimates its share of the alkaline battery market at approximately 31% for the quarter, essentially flat compared to the same quarter last year. Energizer estimates that overall retail inventory levels at March 31, 2004, are at, or slightly above, seasonally normal levels.

Gross margin for the quarter declined $2.5 million, or 3%, on lower sales. Segment profit decreased $6.6 million on lower margin, and higher advertising, promotion and overhead expenses.

For the six months, sales increased $15.7 million, or 3%, on favorable currency translation of $6.2 million, higher volume and favorable pricing and product mix. Segment profit decreased $1.8 million, as higher product costs, overheads and advertising and promotion expenses were nearly offset by margin on higher sales and currency improvements of $3.5 million.

International Battery

Net sales for the quarter increased $22.1 million, or 13%, on favorable currency impacts of $15.6 million and higher volumes in the Asia Pacific region. Segment profit improved $10.9 million for the quarter, including a $7.9 million benefit from currencies and higher volumes, which were partially offset by higher overhead expenses.

For the six months, net sales increased $36.0 million, or 9%, on favorable currency impacts of $35.9 million and favorable volume in Asia Pacific, partially offset by lower volumes and unfavorable pricing in Europe. Segment profit increased $20.3 million for the six months, with a $19.1 million favorable impact from currencies and improved volumes, which were partially offset by unfavorable pricing and higher overhead expenses.

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Razors and Blades

Energizer’s acquisition of SWS was completed on March 28, 2003; therefore, the comparison of the current quarter and six months are versus pro forma SWS results for the corresponding periods last year, as shown in Note 3 of the Condensed Financial Statements.

Sales for the quarter were $214.9 million, an increase of $86.9 million, or 68%, compared to the same quarter last year. The sales growth was primarily attributable to the new men’s and women’s shaving systems, QUATTRO and Intuition, and favorable currency of $17.3 million, partially offset by anticipated declines in other SWS product lines, which were negatively impacted by new product sales. New product sales for the quarter reflect continued strong sales in previously launched markets, as well as new brand rollouts in Japan and key European markets. Last year’s second quarter sales were weak in advance of the Intuition launch in the United States as retailers held down inventory levels of other SWS products.

Segment profit for the quarter was $30.0 million, a $42.3 million improvement compared to a $12.3 million operating loss in the second quarter of 2003. This increase was due to higher gross margin from new product sales, lower product costs, cost savings from integration synergies and favorable currency impacts of $5.7 million, partially offset by higher advertising, promotion and overhead expenses. The quarterly comparison also benefited from the absence of $12.0 million of expenses for manufacturing startup and other costs associated with the launch of Intuition, which were included in last year’s second quarter.

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For the six months, sales increased $105.9 million, or 34%, as new product sales and $32.8 million of favorable currency were partially offset by anticipated declines in other SWS product lines. Segment profit for the six months increased $47.6 million to $64.4 million as higher gross margin from new product sales, lower product costs and favorable currency impacts of $10.1 million were partially offset by higher advertising, promotion and overhead expenses.

Other Items

Battery research and development expenses increased $3.7 million for the quarter and $3.4 million for the six months due to an asset impairment charge during the current quarter relating to a discontinued technology development initiative.

Corporate and other expenses increased $12.4 million and $22.0 million for the quarter and the six months, respectively, due to the costs of integrating the SWS business, higher legal expenses relating to litigation activity, and higher administrative expenses.

Interest and other financing items increased $1.1 million for the quarter and $2.3 million for the six months, reflecting incremental debt from the SWS acquisition, partially offset by lower interest rates and favorable currency exchange in the current quarter and six months.

Income taxes were 15.4% for the quarter and 26.4% for the six months, which includes previously unrecognized tax benefits on prior year losses of $9.5 million for the quarter and $16.2 million for the six months. Absent these items, the income tax rate for the quarter was 30.4% compared to 28.1% in the same quarter last year and for the six months was 33.5% compared to 34.0% for the same period last year. The second quarter rates for both years reflect an adjustment necessary to bring the rate for the six months in line with the projected rate for the full year.

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Capital expenditures and depreciation expense for the quarter were $34.9 million and $28.6 million, respectively. For the six months, capital expenditures were $53.6 million, and depreciation expense was $56.3 million.

Outlook

In the third quarter of 2003, net earnings were $17.5 million, or $0.20 per diluted share, which included an after-tax expense of $35.9 million, or $0.42 per diluted share, relating to the inventory write-up of inventory purchased in the SWS acquisition. Excluding the inventory write-up, net earnings would have been $53.4 million, or $0.62 per diluted share. Third quarter 2003 net earnings also included an after-tax gain on a property sale of $5.7 million, or $0.07 per diluted share, intellectual property rights income of $1.5 million, after taxes, or $0.02 per diluted share, and recognized tax benefits related to prior year losses of $7.8 million, or $0.09 per diluted share.

Looking at our businesses, the Battery category continues to show signs of pricing and promotional stabilization and appears poised to return to unit growth in the third quarter versus a low volume quarter in the previous year.

In the Razors and Blades business, year-over-year comparisons will be more difficult as we begin to anniversary new product launches, which included significant pipeline-fill sales. In addition, significant advertising and promotion is planned for the third fiscal quarter of 2004 in continuing support of the new products and in response to competitive activity.

At current exchange rates, currency should continue to be favorable to the year-over-year comparisons in the second half of fiscal 2004, but at a substantially lower level than experienced in the first half of the year.

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Energizer has now recognized the bulk of the tax benefits related to prior year losses and does not expect to record meaningful additional amounts in the foreseeable future. As a result, year-over-year tax comparisons are expected to be unfavorable in the last half of the year.

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Statements in this press release that are not historical, particularly statements regarding estimates of battery category decline compared to the same period last year, retail consumption of Energizer’s products, Energizer’s market share in the Battery category, retailer inventory levels, projected income tax rates, pricing and promotional stabilization and third quarter unit growth in the Battery category, anticipated advertising and promotion expenses, anticipated currency impact on future earnings, and expectations of future tax benefits related to prior year losses and year-over-year tax comparisons, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected. Energizer’s estimates of battery category unit and value decline, retail consumption of its battery products on a unit and volume basis, Energizer market share and retailer inventory levels may be inaccurate, or may not reflect significant segments of the retail market. Moreover, Energizer sales volumes in future quarters may lag unit consumption if retailers are currently carrying excess inventories at this time, or if those retailers elect to further contract their inventory levels. Energizer’s overall tax rate for the year may be higher or lower than anticipated because of unforeseen changes in foreign loss estimates. Such changes could also impact the Company’s continued recognition of tax benefits related to prior year losses. The Battery category remains highly competitive, and large retail customers possess significant leverage in obtaining pricing and promotional concessions – all of which could impact pricing and promotional stabilization. A decline in general economic conditions or consumer demand for battery-powered devices could negatively impact unit growth in that category, as well. Although year-over-year comparisons for SWS appear to look difficult for upcoming quarterly segment results, ongoing promotional and advertising activities may generate significant sales activity. Anticipated advertising and promotion expenses for SWS may be impacted by actions of our competitors, available cash flows, and other investment alternatives. Finally, the impact of currency exchanges is difficult to predict and can be significantly affected by economic and political conditions, either worldwide or in particular countries or regions, and by governmental monetary policies. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its Annual Report on Form 10-K for the Year ended September 30, 2003, its quarterly report on Form 10Q for the period ended December 31, 2003, and its Current Report on Form 8-K dated April 25, 2000.

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ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003

Net sales	$592.9	$362.6	$1,404.6	$935.0

Cost of products sold	289.5	207.3	692.0	515.0
Selling, general and administrative expense	127.3	69.4	256.7	145.0
Advertising and promotion expense	88.8	26.8	181.5	74.0
Research and development expense	20.7	9.3	36.8	18.1
Intellectual property rights income	(1.5)	-	(1.5)	(6.0)
Interest expense	6.7	4.7	13.9	9.1
Other financing items, net	(1.7)	(0.8)	(3.6)	(1.1)

Earnings before income taxes	63.1	45.9	228.8	180.9

Income tax provision	(9.7)	(12.9)	(60.4)	(61.5)

Net earnings	$53.4	$33.0	$168.4	$119.4

Earnings per share
Basic	$0.65	$0.38	$2.03	$1.36

Diluted	$0.63	$0.37	$1.97	$1.33

Weighted average shares of common stock - Basic	81.8	86.5	82.8	87.5

Weighted average shares of common stock - Diluted	84.8	88.5	85.7	89.8

See Accompanying Notes to Condensed Financial Statements

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ENERGIZER HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2004
(Dollars in millions – Unaudited)

Note 1 – Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

Note 2 – Energizer’s operations are managed via three major segments - North America Battery (United States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades, and related products). Energizer reports segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located. Research and development costs for the battery segments are combined and included in the Total Battery segment results. Research and development costs for Razors and Blades are included in that segment’s results. Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, major restructuring charges and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

Historical segment sales and profitability for the quarter and six months ended March 31, 2004 and 2003, respectively, are presented below. All prior periods have been restated to conform to the current presentation.

	Historical		Historical
	For the quarter ended March 31,		For the six months ended March 31,

	2004	2003	2004	2003

Net Sales
North America Battery	$187.5	$194.2	$557.4	$541.7
International Battery	190.5	168.4	429.3	393.3

Total Battery	378.0	362.6	986.7	935.0
Razors and Blades	214.9	-	417.9	-

Total Net Sales	$592.9	$362.6	$1,404.6	$935.0

Profitability
North America Battery	$39.0	$45.6	$154.0	$155.8
International Battery	34.3	23.4	83.2	62.9
R&D Battery	(13.0)	(9.3)	(21.5)	(18.1)

Total Battery	60.3	59.7	215.7	200.6
Razors and Blades	30.0	-	64.4	-

Total segment profitability	$90.3	$59.7	$280.1	$200.6

General corporate and other expenses	(22.3)	(9.9)	(39.7)	(17.7)
Intellectual property rights income	1.5	-	1.5	6.0
Amortization	(1.4)	-	(2.8)	-
Interest and other financial items	(5.0)	(3.9)	(10.3)	(8.0)

Total earnings before income taxes	$63.1	$45.9	$228.8	$180.9

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Supplemental product information is presented below for revenues from external customers:

	For the quarter ended March 31,		For the six months ended March 31,

Net Sales by Product Line	2004	2003	2004	2003

Alkaline Batteries	$231.0	$232.6	$656.7	$643.0
Carbon Zinc Batteries	57.0	54.6	126.4	120.9
Other Batteries and Lighting Products	90.0	75.4	203.6	171.1
Razors and Blades	214.9	-	417.9	-

Total Net Sales	$592.9	$362.6	$1,404.6	$935.0

Note 3 – On March 28, 2003, Energizer acquired the worldwide Schick Wilkinson Sword (SWS) business from Pfizer, Inc. Unaudited pro forma statement of earnings and segment sales and profitability for the quarter and six months ended March 31, 2003 is presented below. This statement represents Energizer’s results as if the acquisition of SWS had occurred on October 1, 2002. Such results have been prepared by adjusting the historical Energizer results to include SWS results of operations and incremental interest, amortization of acquired finite-lived intangibles and other expenses related to acquisition debt. The unaudited pro forma statements do not include any cost savings that may result from the combination of Energizer and SWS operations, nor one-time items related to acquisition accounting. This unaudited pro forma earnings statement is based on, and should be read in conjunction with Energizer’s historical consolidated financial statements and related notes, as well as SWS historical consolidated financial statements and notes included in the Form 8-K filings of May 30, 2003.

	Historical	Pro Forma	Historical	Pro Forma
	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2004	2003	2004	2003

Net sales	$592.9	$490.6	$1,404.6	$1,247.0

Cost of products sold	289.5	273.2	692.0	668.7
Selling, general and administrative expense	127.3	105.8	256.7	218.0
Advertising and promotion expense	88.8	59.1	181.5	130.6
Research and development expense	20.7	16.4	36.8	32.8
Intellectual property rights income	(1.5)	-	(1.5)	(6.0)
Interest expense	6.7	12.0	13.9	23.6
Other financing items, net	(1.7)	0.2	(3.6)	0.9

Earnings before income taxes	63.1	23.9	228.8	178.4

Income tax provision	(9.7)	(5.0)	(60.4)	(61.1)

Net earnings	$53.4	$18.9	$168.4	$117.3

Earnings per share
Basic	$0.65	$0.22	$2.03	$1.34
Diluted	$0.63	$0.21	$1.97	$1.31

Weighted average shares of common stock - Basic	81.8	86.5	82.8	87.5
Weighted average shares of common stock - Diluted	84.8	88.6	85.7	89.8

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	Historical	Pro Forma	Historical	Pro Forma
	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003

Net Sales
North America Battery	$187.5	$194.2	$557.4	$541.7
International Battery	190.5	168.4	429.3	393.3

Total Battery	378.0	362.6	986.7	935.0
Razors and Blades	214.9	128.0	417.9	312.0

Total Net Sales	$592.9	$490.6	$1,404.6	$1,247.0

Profitability
North America Battery	$39.0	$45.6	$154.0	$155.8
International Battery	34.3	23.4	83.2	62.9
R&D Battery	(13.0)	(9.3)	(21.5)	(18.1)

Total Battery	60.3	59.7	215.7	200.6
Razors and Blades	30.0	(12.3)	64.4	16.8

Total segment profitability	$90.3	$47.4	$280.1	$217.4

General corporate and other expenses	(22.3)	(9.9)	(39.7)	(17.7)
Intellectual property rights income	1.5	-	1.5	6.0
Amortization	(1.4)	(1.4)	(2.8)	(2.8)
Interest and other financial items	(5.0)	(12.2)	(10.3)	(24.5)

Total earnings before income taxes	$63.1	$23.9	$228.8	$178.4

Note 4 – Basic earnings per share is based on the average number of common shares during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.